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                                                                   EXHIBIT 10.29


                               ALLWASTE,  INC.
                 INTERIM MANAGEMENT BONUS PLAN - FISCAL 1996




I.       PURPOSE

         To provide incentive to Company management for individual and company performance.

II.      DEFINITIONS

         A.      Eligible Personnel (Person)

                 Participating personnel shall be designated in writing at the beginning of the fiscal year (or as soon thereafter as practicable) and approved by the Chief Executive Officer ("CEO"); provided, however, that the Compensation Committee of the Board of Directors shall select and approve the participation of any person subject to Section 16 of the Securities Exchange Act of 1934, as amended (a "Section 16 Insider"). Personnel may be added or deleted during the year in accordance with the foregoing procedure.

         B.      Eligible Salary

                 The cumulative W-2 earnings from 9-1-95 through 8-31-96 derived from base salary. This excludes any and all earnings not included in base salary, such as bonus, car allowance, etc.

         C.      Current Plan Year

                 The Company's most recent fiscal year - (Fiscal 1996)

         D.      Plan Year Earnings per Share (EPS)

                 Consolidated EPS determined in accordance with generally accepted accounting principles.
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III.     BONUS POOL

         The Bonus Pool is 80% of the following:

                 90% of the Eligible Salaries of all Category I Eligible Personnel (i.e. 72%), plus

                 75% of the Eligible Salaries of all Category II Eligible Personnel (i.e. 60%), plus

                 60% of the Eligible Salaries of all Category III Eligible Personnel (i.e. 48%), plus

                 30% of the Eligible Salaries of all Category IV Eligible Personnel (i.e. 24%), plus

                 20% of the Eligible Salaries of all Category V Eligible Personnel (i.e. 16%).

         The Participation Level of each Eligible Person shall be approved by the CEO.

IV.      EPS BONUS POOL

         The EPS Bonus Pool is calculated by multiplying the Bonus Pool amount by the Funding Percentage attributed to EPS. The percentage of the EPS Bonus Pool funded is determined as follows:

           Total 1996                      Funding
         Earnings/Share                    Percentage
         --------------                    ----------
                 $ .25                             25%
                 $ .27                             40%
                 $ .29                             55%
                 $ .31                             70%
                 $ .33                             85%
                 $. 35                             100%
           over  $. 35                        pro-rated

V.       BONUS AWARDS TO ELIGIBLE PERSONS

         1. The EPS Bonus Pool makes up the First Component and will be awarded to the Eligible Persons as follows:

         First Component - 75% for Categories I, II and III and 50% for Categories IV and V of the Bonus Pool will be allocated pro-rata in accordance with the EPS and percentages outlined in (IV.) above.
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         2.  The Second Component is based on the following percentages of the
             Bonus Pool:

         Second Component - 25% for Categories I, II and III and 50% for Categories IV and V of the Bonus Pool will be available to be allocated to Eligible Personnel based upon individual performance. It is not mandatory that all of the Bonus Pool available in the Second Component be awarded to remaining Eligible Personnel. The CEO will approve Second Component awards to all employees except Section 16 Insiders. The Compensation Committee will approve Second Component allocations to Section 16 Insiders. Any amounts not awarded will not be reallocated to other participants.

VI.      APPROVAL, TIMING AND PAYMENT

         A. The Interim Management Bonus Plan will become final after approval by the Compensation Committee of the Board of Directors. Final approval of Section 16 Insider participants rests with the Compensation Committee.

         B. Awards will be made by November 15, 1996. Fifty percent (50%) of any amount awarded pursuant to Section V. in excess of $5,000 will be deferred until November 15, 1997. The deferred amount will be increased or decreased by a factor determined by the ratio of the average closing price of ALW stock for the months of June, July, and August 1997, to the average closing price of ALW stock for the months of June, July, and August 1996.

         C. Any Eligible Person tendering a resignation or whose employment is terminated for cause prior to any payment date forfeits all unpaid bonus. The Compensation Committee shall determine whether an authorized leave of absence, sickness, disability or absence on military or government service constitutes termination of the employment relationship between the Company and employee. In the event of an Eligible Person's death before the end of the Current Plan Year, the Eligible Person shall be included in the bonus calculation for the Current Plan Year. For the purpose of the Bonus Pool, death will not be considered an event of termination of employment. The Compensation Committee of the Board of Directors, in its sole discretion, has the authority to amend this Interim Management Bonus Plan or to change the participation herein at any time prior to the awarding of bonuses as provided in this paragraph VI.B.

VII.     MISCELLANEOUS

         A.      Non-Transferability

                 Interests under this Interim Management Bonus Plan shall not be transferable by a participant except by will or the laws of descent and distribution (or to a beneficiary designated in accordance with procedures specified by the Company) or, if then permitted under Rule 16 b-3, pursuant to a qualified domestic relations order (as defined under the Internal Revenue Code or Title I of the Employee Retirement Income Security Act of 1974, as amended).
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B.       Compliance With Rule 16a-1(c)(3)(i)

                 It is the intent of the Company that interests under this Plan not constitute "derivative securities" within the meaning of Rule 16a-1(c) under the Securities Exchange Act of 1934, as amended, by virtue of the exclusion under Rule 16a-1(c)(3)(i). Accordingly, if any provisions of this Interim Management Bonus Plan or any related document relating to a participant who is a Section 16 Insider does not comply with the requirements of the Rule 16a-1(c)(3)(i) exclusion, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.